Exhibit d1

SCHEDULE A

to the

Artio Global Investment Funds

INVESTMENT ADVISORY AGREEMENT

          This Schedule A, dated as of April 18, 2012, is Schedule A to the Investment Advisory Agreement amended as of April 18, 2012, between Artio Global Management LLC and Artio Global Investment Funds.

Name of Fund	Fee (as a percentage of net assets)	Initial Term of Agreement*

International Equity Fund	0.90% of the first $5.0 billion in average daily net asset; 0.88% on next $2.5 billion in average daily net assets; and 0.85% on daily net assets over $7.5 billion	one-year
International Equity Fund II	0.90% of the first $5.0 billion in average daily net asset; 0.88% on next $2.5 billion in average daily net assets; and 0.85% on daily net assets over $7.5 billion	one-year
Local Emerging Markets Debt Fund	0.70%	one-year
Total Return Bond Fund	0.35%	one-year
Global High Income Fund	0.65% of the first $5.0 billion in average daily net asset; 0.63% on next $2.5 billion in average daily net assets; and 0.60% on daily net assets over $10 billion	one-year
U.S. Microcap Fund	1.25%	one-year
U.S. Smallcap Fund	0.95%	one-year
U.S. Midcap Fund	0.80%	one-year
U.S. Multicap Fund	0.75%	one-year

*The Agreements are subject to annual approval by each Fund’s Board of Trustees.